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                                                                    Exhibit 10.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                                  March 3, 2006

          Education Management Corporation, a Pennsylvania corporation (the "Company"), and Robert T. McDowell (the "Executive") are parties to an Employment Agreement, dated September 8, 1999 (the "Employment Agreement"). The Company and the Executive wish to amend the Employment Agreement, as set forth herein (the "Amendment") and effective as of the date set forth above, to reflect the Executive's right to receive certain benefits following a Change in Control and to reflect the Executive's desire to resign from the position of Chief Financial Officer as of June 29, 2006. Capitalized terms used but not otherwise defined in this Amendment shall have the same meanings as in the Employment Agreement.

          NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the Parties amend the Employment Agreement as follows:

          1. Severance Benefit. Section 7.3 of the Employment Agreement is amended by adding new subsections (e), (f) and (g) at the end of that Section, reading as follows:

               (e) Effective from and after March 3, 2006 (the "Amendment Date"), upon the consummation of a transaction constituting a Change in Control (a "Triggering Event") which occurs before June 30, 2008, the Executive shall be entitled to receive a payment equal to two (2) times the sum of the Executive's current annual salary plus his "average bonus" as defined below, payable in a single lump sum cash payment within fifteen
     (15) days after the date of the Triggering Event, subject to the following:

                    (i) The Executive's rights to the payment described above shall be in addition to, and shall not supersede, the Executive's rights under Section 7.3(b), which, without limiting the foregoing, shall explicitly include the right to receive the sum of his Accrued Obligations, payable in accordance with subsection (f)(i) hereof, and continued participation in the Company's welfare and other benefits programs; provided, however, that if the Executive becomes entitled to the lump sum payment described under subsection (e) above, he shall not be entitled to any other severance payment under this Agreement or any other severance or similar payments that would otherwise be payable under any other agreement, plan, program or policy of the Company.

                    (ii) For purposes of clarification, the date of the consummation of a transaction constituting a Change in Control with respect to a merger of the

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          Company shall mean the effective time of the closing of the merger, as defined in the applicable merger agreement.

               (f) Notwithstanding the provisions of Section 5.2 and 5.3, from the Amendment Date until June 29, 2006, the Company shall only be permitted to terminate the Executive's employment for Cause and the Executive shall only be able to terminate his employment with Good Reason. Thereafter, the Executive's employment may only terminate in accordance with subsection
     (f)(ii) hereof. In the event the Executive's employment is not terminated in accordance with the foregoing sentence, the Executive agrees to resign from all offices and relinquish all titles with respect to the Company and its subsidiaries, including Chief Financial Officer, as of June 29, 2006 (the "Resignation"), subject to the provisions of subsection (ii) of this
     Section 7.3(f). The parties will mutually agree on a press release announcing the Resignation. From the Amendment Date until the date of the Resignation, the Executive shall continue to serve as the Chief Financial Officer of the Company unless his replacement is hired prior to such date and will work with the Company to effect a transition of his duties and responsibilities in a manner that the Company reasonably requests and directs. If his replacement is hired before the Resignation date, the Executive shall continue to report directly to the Company's Chief Executive Officer and have such duties as he reasonably directs until the Resignation date. Executive's benefits and compensation shall not be decreased after the execution of this Amendment except as expressly set forth herein.

                    (i) Upon the earlier of (A) his termination from employment with the Company or (B) the date of Resignation, the Executive shall receive the sum of his Accrued Obligations as of the date of such termination or Resignation, as applicable, that amount payable in a single lump sum cash payment within 30 days of the date of such termination or Resignation. The Company and the Executive acknowledge and agree that this payment of Accrued Obligations shall equal any accrued but unpaid Base Salary and the Executive's Pro Rata Bonus for the period from July 1, 2005 through the date of termination or Resignation, as applicable, based on the Executive's Average Bonus as described in Section 7.3(g). Upon payment of his Accrued Obligations under this Section 7.3(f)(i), the Executive agrees that he shall have no entitlement or claim to any further bonus or other incentive compensation under Section 3.2 (including any Pro Rata Bonus) for any period prior to or following his termination or Resignation, as applicable.

                    (ii) Upon Resignation, the following additional terms shall apply:

                    (A) In the event that a Triggering Event occurs on or prior to June 29, 2006 and the Executive becomes entitled to payment pursuant to Section 7.3(e), the Executive shall be required to be available to provide consulting services to the Company of up to twenty (20) hours per week during the period of June 30, 2006 through August 31, 2006 (the "Consulting Period"), with no carryover from week to week, at times and dates mutually agreed upon between the Company and Executive; provided, however, that the Executive will be entitled to take a paid two-week vacation during the months of June, July or August with reasonable prior notice to the Company. The Company shall pay the


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               Executive for such consulting services in the gross amount of
               Twenty-Four Thousand Three Hundred Five Dollars and Twelve Cents ($24,305.12) per month, payable in accordance with the Company's normal payroll practices

                    (B) In the event that a Triggering Event does not occur on or prior to June 29, 2006, during the period of June 30, 2006 through August 31, 2006, the Executive shall be available to provide up to twenty (20) hours of work per week to the Company, with no carryover from week to week, at times and dates mutually agreed upon between the Company and Executive; provided, however, that the Executive will be entitled to take a paid two-week vacation during the months of June, July or August with reasonable prior notice to the Company. Thereafter, for the period of September 1, 2006 through September 30, 2007, the Executive shall be available to provide up to twenty (20) hours of work per month to the Company, with no carryover from month to month, at times and dates mutually agreed upon between the Company and Executive. For purposes of this Agreement, the term "Transition Period" shall mean the period from June 30, 2006 through September 30, 2007; provided, however, that in the event that a Triggering Event occurs during the Transition Period and the Executive is entitled to receive a payment under subsection
               (e) of this Section 7.3 as a result of that Triggering Event, then the Transition Period will end (I) August 31, 2006 if such Triggering Event occurs during the period of June 30, 2006 through August 31, 2006, or (II) as of the end of the month in which such Triggering Event occurs if such Triggering Event occurs during the period of September 1, 2006 through August 31, 2007. During the Transition Period, Executive shall remain a part-time employee of the Company and be entitled to all benefits, rights and privileges under the Employment Agreement as if he were, and under the same terms and conditions as, a full time employee (including continued vesting of his outstanding stock options and restricted stock awards in accordance with the terms of the applicable award agreements, and as the restricted stock awards granted by the Company in September 2005 may be enhanced in the future for other executive officers of the Company), subject to and in accordance with the terms of the applicable benefit plans, policies and programs as in effect from time to time and subject to any applicable employee contribution toward the cost of such benefits. Notwithstanding the foregoing, the Executive shall not be entitled to any bonuses or other incentive compensation under Section 3.2 relating to work performed during the Transition Period. In each month of the Transition Period, the Executive shall be paid a gross amount equal to Forty-Eight Thousand Six Hundred Ten Dollars ($48,610), payable in accordance with the Company's normal payroll practices. By way of clarification, the Executive shall continue to have the right to receive the payment set forth in subsection
               (e) of this Section 7.3 if a Triggering Event occurs during the Transition Period and the Executive is otherwise entitled to receive a payment under Section 7.3(e).

                    (C) During the Consulting Period or the Transition Period,
               whichever is applicable, the Executive shall continue to be reimbursed for all expenses in accordance with Section 4.1 and otherwise in compliance with the


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               Company's applicable policies, and shall continue to be provided with a suitable office space and secretarial support, a cell phone and service, as well as a lap top computer and related accessories consistent with the equipment assigned to him as of the Amendment Date.

                    (D) Upon the expiration of the Consulting Period, if there is a Triggering Event on or prior to June 29, 2006, or the Transition Period, if there is not a Triggering Event on or prior to June 29, 2006, whichever is applicable, the Executive's employment with the Company shall terminate and such date shall be considered the Executive's Date of Termination for purposes of this Agreement.

                    (E) Subject to the requirement that the Executive continue to be treated as an employee pursuant to the Employment Agreement, the Company shall not be required to engage the Executive for the total twenty (20) hours per week during the period June 30, 2006 through August 31, 2006 or twenty (20) hours per month during the period of September 1, 2006 through September 30, 2007. Provided that such other employment does not violate the terms of his Employment Agreement, as amended, or unreasonably interfere with the duties herein, the Executive shall be permitted to seek and obtain concurrent employment elsewhere during the period September 1, 2006 through September 30, 2007 with no reduction in the compensation set forth herein.

               (g) Effective as of the Amendment Date, the Executive's "Average Bonus" used in determining that component of the Accrued Obligations under the Employment Agreement, as amended by this Amendment, shall mean the gross amount of the annual bonus earned for fiscal 2005 by the Executive. Notwithstanding any provision of this Agreement to the contrary, all payments under this Section 7.3 and the Agreement generally shall be subject to any required tax withholding in accordance with Section 9.8. In the case of the Death or Disability of the Executive, all payments due hereunder shall be payable to the estate of the executive in the case of Death, or to the Executive or his legal representative in the case of Disability, and the Executive shall be released and excused from providing consulting services otherwise required hereunder.

          2. Section 409A. The Employment Agreement is amended to add Section
7.8 as follows:

     Notwithstanding the foregoing provisions of this agreement, if the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Internal Revenue Code, then the Company shall in good faith adjust the form and the timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A. If a payment hereunder must be delayed to comply with Section 409A, then the deferred payments shall be paid at the earliest practicable date permitted by Section 409A.

          3. Additional Non-Compete Provisions. Section 8.3 of the Employment


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Agreement is amended by replacing the last sentence of that Section in its entirety with the following:

     In the event that the Executive's employment is terminated (i) by the Company with or without Cause, in anticipation of or within two (2) years after a Change in Control, or by the Executive with Good Reason, the Executive shall not be subject to the covenants contained in this Section
     8.3 and such covenants shall not be enforceable against the Executive from and after the Date of Termination, or (ii) upon the expiration of the Consulting Period or the Transition Period under Section 7.3(f), the Executive shall be subject to the covenants contained in this Section 8.3 and such covenants shall be enforceable against the Executive for a period of six (6) months from the Date of Termination.

          4. Continuation of Directors and Officers Liability Insurance. Section 9 of the Employment Agreement shall be amended to add a new Section 9.14 as follows:

     Insurance and Indemnification. The Company agrees to maintain directors and officers liability insurance so that the Executive remains insured for any acts or omissions that are alleged to have occurred during or arising out of his employment with the Company, including the period during which the Executive may be required to provide consulting services under Section 7.3(f)(ii). Such coverage shall be at least at the same levels that the Executive was insured as of the Amendment Date. This requirement to maintain insurance shall be binding upon the Company and its successors, including, without limitation, any person or entity succeeding to the business and/or all or substantially all of the assets of the Company. To the fullest extent permitted under the Company's or its successor's by-laws, the Company also agrees to defend and indemnify the Executive from and against any claims that arise out of or relate to his employment or duties with the Company.

          The foregoing amendment is hereby accepted and the terms and conditions thereof hereby accepted and agreed to by the undersigned.

                                        EDUCATION MANAGEMENT CORPORATION


                                        By: /s/ John R. McKernan, Jr.
                                            ------------------------------------
                                        Name: John R. McKernan, Jr.
                                        Title: Chief Executive Officer


                                        EXECUTIVE


                                        By: /s/ Robert T. McDowell
                                            ------------------------------------
                                            Robert T. McDowell


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